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                                                                    EXHIBIT 99.1

FOR FURTHER INFORMATION CONTACT:
Norman E. Johnson
Chairman of the Board and Chief Executive Officer
Rockford, Illinois
815-962-8867

FOR IMMEDIATE RELEASE
WEDNESDAY, MARCH 28, 2001


                         CLARCOR ELECTS KEITH E. WANDELL
                          TO ITS BOARD OF DIRECTORS AND
                       DECLARES REGULAR QUARTERLY DIVIDEND


ROCKFORD, IL, MARCH 28, 2001 -- CLARCOR INC. (NYSE: CLC) announced today that Keith E. Wandell has been elected to its Board of Directors. Mr. Wandell replaces one of two CLARCOR directors who retired from the Board in March 2001, bringing the total number of Board directors to nine.

Mr. Wandell, age 51, is President- Automotive Systems Group/Battery of Johnson Controls, Inc. in Milwaukee, Wisconsin. He has worked at Johnson Controls since 1990 in a variety of senior positions. He graduated with a BBA from Ohio University in 1972 and earned an MBA from the University of Dayton in 1978. "Keith Wandell brings a wealth of high-level manufacturing and marketing experience to CLARCOR's Board," said Norman Johnson, CLARCOR's Chairman and Chief Executive Officer. "We are pleased to be able to add his perspective and skills to our Board."

The CLARCOR Board of Directors at the March 27, 2001 Board meeting declared a regular quarterly dividend of $0.1175 per share, payable April 27, 2001 to shareholders of record April 13, 2001.

CLARCOR is based in Rockford, Illinois, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.